STEVE WESTHOVEN APPOINTED PRESIDENT AND CEO OF NEW JERSEY
RESOURCES AND JAMES DEGRAFFENREIDT ELECTED TO THE BOARD

WALL, N.J., September 16, 2019 – Following New Jersey Resources’ (NYSE: NJR) previously announced succession plan, the board formally appointed Steve Westhoven as President and Chief Executive Officer (CEO) of NJR and its principal subsidiaries, including New Jersey Natural Gas, effective October 1, 2019. Laurence M. Downes will retire as CEO on September 30, 2019 and will continue to serve as Chairman of the Board until the company’s Annual Shareowners Meeting in January 2020.

“I appreciate the confidence the board has placed in me as the next President and CEO of New Jersey Resources,” said Steve Westhoven, President and Chief Operating Officer at New Jersey Resources. “Larry Downes has set a high bar building a strong organization and culture. I appreciate all that he has done for me personally, and all that he has done for our company over the past three decades. On behalf of our employees, I wish Larry all the best.”

The New Jersey Resources board of directors also elected James DeGraffenreidt to serve on the board at its September meeting.

“James is a welcome addition to our board of directors. His deep industry expertise will be invaluable to us as we continue executing our strategy to deliver long-term value to our shareholders and customers,” said Donald L. Correll, Lead Director of the New Jersey Resources Board of Directors.

Mr. DeGraffenreidt is the former Chairman and CEO of Washington Gas Light Holdings, Inc. and Washington Gas Light Company, a natural gas utility serving customers in the Washington, D.C. metropolitan area. He began his career as an attorney working on energy regulatory issues at the state and federal level. He joined Washington Gas in 1986 holding roles of increasing responsibility, including serving as President and COO for four years before his 11-year tenure as CEO.

A native of Brooklyn, New York, Mr. DeGraffenreidt received his doctor of jurisprudence and master of business administration degrees from Columbia University and his bachelor's degree from Yale College. He currently serves on the board of directors of Massachusetts Mutual Life Insurance Company and Harbor Bankshares Corporation, and he previously served on the board of directors of Vectren Corporation.

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STEVE WESTHOVEN APPOINTED PRESIDENT AND CEO OF NEW JERSEY RESOURCES AND JAMES DEGRAFFENREIDT ELECTED TO THE BOARD

About New Jersey Resources
NJR is a Fortune 1000 company that, through its subsidiaries, provides safe and reliable natural gas and clean energy services, including transportation, distribution, asset management and home services. It is composed of five primary businesses:

●	New Jersey Natural Gas, NJR’s principal subsidiary, operates and maintains over 7,500 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean, Morris, Middlesex and Burlington counties.

●	NJR Clean Energy Ventures invests in, owns and operates solar projects with a total capacity of more than 250 megawatts, providing residential and commercial customers with low-carbon solutions.
●	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services and customized energy solutions to its customers across North America.

●	NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its 50 percent equity ownership in the Steckman Ridge natural gas storage facility, 100 percent equity ownership in the planned Adelphia Gateway Pipeline Project, as well as its 20 percent equity interest in the planned PennEast Pipeline Project.

●	NJR Home Services provides service contracts as well as heating, central air conditioning, water heaters, standby generators, solar and other indoor and outdoor comfort products to residential homes throughout New Jersey.

NJR and its more than 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®. For more information about NJR: www.njresources.com.

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